UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Harley-Davidson, Inc.

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 26, 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., we cordially invite you to attend the 2012 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 28, 2012, at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2012

The 2012 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin, on Saturday, April 28, 2012 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To elect twelve directors to the Board of Directors;

2. To approve, by advisory vote, the compensation of our named executive officers;

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2012; and

4. To take action upon any other business as may properly come before the 2012 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2012 Annual Meeting.

The Board of Directors fixed the close of business on March 8, 2012 as the record date for determining shareholders entitled to notice of and to vote at the 2012 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Paul J. Jones Secretary

Milwaukee, Wisconsin

March 26, 2012

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2012 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 28, 2012

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2011 Annual Report on Form 10-K are available at http://www.proxyvote.com.

PROXY STATEMENT

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 26, 2012

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2012 Annual Meeting of Shareholders to be held on April 28, 2012 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 26, 2012.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two business segments: the motorcycles and related products segment and the financial services segment. “Motor Company” refers to our motorcycles and related products segment subsidiaries, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” generally refers to our financial services segment, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	(1) To elect twelve directors to the Board of Directors; (2) to approve, by advisory vote, the compensation of our named executive officers; (3) to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2012; and (4) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2011 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Can Attend the Annual Meeting?

A:	All Harley-Davidson, Inc shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 8, 2012 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 230,175,051 shares of our stock outstanding on March 8, 2012 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 230,175,051 shares of our common stock outstanding as of the close of business on March 8, 2012 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 8, 2012, you can appoint a proxy by telephone by calling toll-free within the United States or Canada ((800) 690-6903), by using the Internet at http://www.proxyvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	What Is the Effect of Not Voting at the Annual Meeting?

A:	The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 3, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Can I Change My Vote After I Submit My Proxy?

A:	Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on three company proposals:

Proposal 1: Election of Directors

Election of twelve directors, with the following as the Board of Directors’ nominees:

1.	Barry K. Allen;

2.	R. John Anderson;

3.	Richard I. Beattie;

4.	Martha F. Brooks;

5.	George H. Conrades;

6.	Donald A. James;

7.	Sara L. Levinson;

8.	N. Thomas Linebarger;

9.	George L. Miles, Jr.;

10.	James A. Norling;

11.	Keith E. Wandell; and

12.	Jochen Zeitz

Proposal 2: Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

We are seeking shareholder approval of the compensation of our named executive officers.

Proposal 3: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2012. We are seeking shareholder ratification of that selection.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•	FOR election of the twelve nominees of the Board of Directors (see Proposal 1);
•	FOR approval of the compensation of our named executive officers (see Proposal 2); and
•	FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	What Vote Is Required to Approve Each Proposal?

A:	Our By-laws have a majority vote standard for Proposal 1, the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require that the votes cast “for” the proposal exceed the votes cast “against” the proposal: Proposal 2, the approval, by advisory vote, of the compensation of our named executive officers, and Proposal 3, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2012.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:	We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, please follow the directions under the section “Electronic Delivery of Future Proxy Materials” on your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes the Motor Company. The financial services segment includes HDFS.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and key individuals of Harley-Davidson that we refer to as the Senior Leadership Group. This broad group meets several times each year to have a dialogue with the Chief Executive Officer of Harley-Davidson and to share business information. While this group is not a decision-making body, it will evaluate and discuss critical, enterprise-wide business challenges throughout the year.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company and HDFS and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of March 8, 2012, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy, Business Development and Sustainability of the Motor Company	44
We have employed Mr. Baker for approximately 19 years.

Joanne M. Bischmann, Vice President, Communications of Harley-Davidson	50
We have employed Ms. Bischmann for approximately 22 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	44
We have employed Ms. Calaway for approximately 14 years.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	55
We have employed Mr. Hund for 3 years and previously employed him for approximately 5 years prior to 2008.

Paul J. Jones, Vice President, General Counsel, Secretary and Chief Compliance Officer of Harley-Davidson	41
We have employed Mr. Jones for approximately 2 years.

Matthew S. Levatich, President and Chief Operating Officer of the Motor Company	47
We have employed Mr. Levatich for approximately 18 years.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	51
We have employed Mr. Olin for approximately 9 years.

Keith E. Wandell, Chairman of the Board, President and Chief Executive Officer of Harley-Davidson	62
We have employed Mr. Wandell for approximately 3 years.

We have employed the executive officers that we identify below in the respective capacities that we list above for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:

Mr. Baker has served as our General Manager, Corporate Strategy and Business Development since November 2007. From March 2002 to November 2007, Mr. Baker served as our Director, Marketing Platform. From September 2000 to March 2002, Mr. Baker served as Director, Racing.

Ms. Bischmann has been with Harley-Davidson since 1990 and currently serves as our Vice President, Communications. From January 2007 to April 2010, she was our Vice President, Licensing and Special Events. She served as Vice President of Marketing from May 1996 to December 2006.

Ms. Calaway has served as our Vice President, Human Resources since February 2010. She served as our Assistant General Counsel and Chief Compliance Counsel from January 2008 until January 2010. From July 2004 to December 2007, Ms. Calaway served as Associate General Counsel of the Motor Company.

Mr. Hund has served as the President and Chief Operating Officer of HDFS since June 2009. From November 2008 through June 2009, Mr. Hund served as Executive Vice President and Chief Financial Officer of Tygris Commercial Finance Group, Inc., a commercial finance and leasing company. From December 2007 through October 2008, Mr. Hund served as Vice President and Chief Financial Officer of Bridge Finance Group, a commercial finance company. From July 2006 to January 2007, Mr. Hund served as Interim Chief Operating Officer of HDFS. From February 2002 to December 2007, Mr. Hund served as the Vice President and Chief Financial Officer of HDFS.

Mr. Jones became our Vice President, General Counsel, Secretary and Chief Compliance Officer in July 2010. Prior to joining our company, Mr. Jones served as the Vice President, General Counsel and Secretary of Regal Beloit Corp., a manufacturing company, from September 2006 through June 2010. Mr. Jones was a Partner/Attorney at Foley & Lardner LLP, a law firm, from August 1998 to August 2006.

Mr. Levatich has served as the President and Chief Operating Officer of the Motor Company since May 2009. From August 2008 through April 2009, Mr. Levatich served as President and Managing Director of MV Agusta. From November 2007 through July 2008, Mr. Levatich was Vice President and General Manager of Parts and Accessories and Custom Vehicle Operations of the Motor Company. From October 2003 to October 2007, Mr. Levatich was Vice President of Materials Management of the Motor Company. From 1994 to 2003, Mr. Levatich held other positions with the Motor Company.

Mr. Olin has served as our Senior Vice President and Chief Financial Officer since September 2009. From May 2009 through September 2009, Mr. Olin served as Acting Chief Financial Officer of Harley-Davidson, and from May 2003 through April 2009, Mr. Olin served as Vice President and Controller of the Motor Company.

Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since May 2009. Prior to joining the company,

Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 through April 2009. Mr. Wandell previously served as Executive Vice President of Johnson Controls from May 2005 to July 2006, Corporate Vice President of Johnson Controls from January 1997 to May 2005, President of the Automotive Experience business of Johnson Controls from August 2003 to July 2006 and President of the Power Solutions business of Johnson Controls from October 1998 to August 2003. Mr. Wandell joined Johnson Controls in 1998.

In addition to the executive officers listed above, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 16 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. Our Board of Directors first appointed a Chief Compliance Officer in 2004. Paul J. Jones, our Vice President, General Counsel and Secretary, is our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management gives quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a global compliance and ethics program staffed with an assistant general counsel who reports to Mr. Jones and other employees who manage corporate governance, compliance and records management. The Audit Committee receives quarterly reports on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:	Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure Committee or a subset of the Disclosure Committee comprised of the Chief Financial Officer and the General Counsel: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K and Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:	Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:	Yes. We adopted the Policy for Managing Disclosure of Material Information in November 2001 and it was last amended in January 2012. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:	Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our By-laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in 2003. Our Code of Business Conduct applies to all of our employees, including all executives, and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eight languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party website over the Internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.”

Employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics via the Code of Business Conduct reporting line or directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Keith E. Wandell, the Chairman of the Board, Richard I. Beattie, the Presiding Director (who is the contact for those who wish to communicate with non-management directors), or any other director may do so by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	Does the Company Have a Presiding Director?

A:	In February 2012, the Board named Richard I. Beattie as Presiding Director. Mr. Beattie has been an outside director of Harley-Davidson since 1996. The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2013 annual meeting of shareholders, we must receive the recommendation on or before November 26, 2012. Under “Nominating and Corporate Governance Committee,” on page 30, we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. The entire Board is elected annually. The Board currently consists of twelve members with terms that expire at the Annual Meeting.

Our By-laws have a majority vote standard for the election of directors. The By-laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

We have identified the twelve director nominees that the Board of Directors has nominated below. All twelve nominees have advised us that they will serve if elected.

The twelve nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each nominee of the Board of Directors:

•	name

•	age as of March 8, 2012

•	principal occupations for at least the past five years

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company

Under our By-laws, no person may be elected as a director of the company after such person’s 72nd birthday, except as the Board may otherwise approve in advance of such election. In light of the strategic transformation that the company is undertaking, the Board believes retaining a retirement policy for directors while allowing for discretion by the Board to make exceptions to the policy when it deems it to be in the best interests of the company is a prudent balance of succession planning for members of the Board and ensuring continuity in the leadership of the company. The Board exercised its discretion in February 2012 to allow the nomination and election of Messrs. Beattie and Conrades, who have both reached age 72.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING

TWELVE NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors

BARRY K. ALLEN, 63, has been a director since 1992.

Mr. Allen is currently a Senior Advisor to Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in 2000. From 2004 to 2007 Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from 1999 until 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from 1995 to 1999. Mr. Allen holds a masters degree of business administration from Boston University and has expertise in international business matters and operations, particularly in the telecommunications area. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc., and BCE Inc., Canada’s largest communications company. Mr. Allen served as Chairman of our Board from 2009 through February 7, 2012, and previously served as the Presiding Director of our Board commencing in 2002. Mr. Allen’s expertise in international business matters and operations combined with his extensive business experience and diligent and thoughtful service as a director over the years has provided him with a solid understanding of the company and the industry in which it operates, making him an extremely valuable member of the Board.

R. JOHN ANDERSON, 61, elected as a director since 2010.

Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a privately held company that designs and markets jeans, casual wear and related accessories from 2006 through August 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he has served as President of the company’s Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson’s decades of service with Levi Strauss & Co., a business that develops and markets consumer products and apparel, is extremely helpful to the Board in light of the nature of our businesses.

RICHARD I. BEATTIE, 72, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is our Presiding Director (since February 7, 2012) and is the Chair of our Board’s Nominating and Corporate Governance Committee. His experience advising companies on corporate transactions and corporate governance issues makes him an extremely valuable member of the Board. Mr. Beattie’s service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

MARTHA F. BROOKS, 52, has been a director since 2009.

Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., an aluminum rolling and recycling company, from 2007 to 2009. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan, Inc. completed a spinoff of Novelis. Ms. Brooks served as President of the Americas and Asia Rolled Products business of Alcan, Senior Vice President of Alcan and President of Alcan Aluminum Corporation from 2002 to 2004. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a masters degree of business administration from Yale University. She has expertise in general management, international business, operations, marketing and business development. Ms. Brooks is also a director of Bombardier Inc. and was a director of International Paper Company from 2003 to 2009. Ms. Brooks is the Chair of our Board’s Human Resources Committee. Ms. Brooks’ expertise in management, international business, operations, marketing and business development enables her to provide the Board with invaluable knowledge and guidance. Her service on other boards of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

GEORGE H. CONRADES, 73, has been a director since 2002.

Mr. Conrades is Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from 1997 to 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a masters degree of business administration from the University of Chicago Graduate School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He was a director of Cardinal Health, Inc. from 1999 to 2008 and is currently a director of Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades has decades of technology leadership and sales experience. He brings vital strategic, operating and leadership expertise to the Board. Further, his service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

DONALD A. JAMES, 68, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution. Mr. James resides in Canada. His international motorcycle distribution experience and his long-term relationship with Harley-Davidson allow him to provide the Board with valuable recommendations and insight.

SARA L. LEVINSON, 61, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet based consumer relationship company, a position she held from 2002 to 2008. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a masters degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy’s, Inc. Ms. Levinson’s experience as an executive of a trademark licensing company and as a director of a retail merchandising company allow her to bring insightful guidance to the Board regarding our company and the industry in which it operates. Her service on another board of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

N. THOMAS LINEBARGER, 49, has been a director since 2008.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since January 1, 2012. Mr. Linebarger had served as President and Chief Operating Officer since 2008. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation since 2005, Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a masters degree of business administration from the Stanford Graduate School of Business and a masters degree in mechanical engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings). Mr. Linebarger’s background, experience and expertise in finance, engineering, international business matters and operations are extremely valuable to the Board. His service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

GEORGE L. MILES, JR., 70, has been a director since 2002.

Mr. Miles is the Executive Chair of Chester Engineers, Inc., a provider of water and wastewater engineering solutions, a position he has held since 2010. He has served on the board of directors of Chester Engineers, Inc. since 2004. He was the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, from 1994 until 2010. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a masters degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, WESCO International, Inc. and HFF, Inc. Mr. Miles also served as director of Westwood One, Inc. from 2002 to 2006. His skills, expertise and experience in accounting and finance make him an extremely valuable member of the Board. Mr. Miles’ service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

JAMES A. NORLING, 70, has been a director since 1993.

Mr. Norling has served as the Chairman of the Board of Directors of GlobalFoundries Inc., a semiconductor manufacturing company, since February 2011. He served as the Chairman of the Board of Chartered Semiconductor Manufacturing, a semiconductor manufacturer, from 2002 until the company was acquired by Advanced Technology Investment Corporation in 2009 and merged with GlobalFoundries Inc. in 2010. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. He is the Chair of our Board’s Audit Committee. His expertise in engineering, finance, international business matters and operations make him an extremely valuable resource to the Board.

KEITH E. WANDELL, 62, has been a director since May 2009.

Mr. Wandell is our Chairman of the Board, Chief Executive Officer and President. Mr. Wandell has served as our Chairman of the Board since February 2012 and as our Chief Executive Officer and President since 2009. Mr. Wandell was formerly the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He holds a masters degree of business administration from the University of Dayton. Mr. Wandell has expertise in international business matters and operations, particularly in manufacturing. He is also a director of Dana Holding Corporation and Constellation Brands, Inc. Mr. Wandell’s years of experience in the automotive supply and motorcycle manufacturing industries provides the Board with a unique wealth of knowledge to utilize in decision-making with respect to all facets of the company.

JOCHEN ZEITZ, 48, has been a director since 2007.

Jochen Zeitz serves as the Chief Executive Officer of the Sport & Lifestyle Group of PPR, a French publicly traded company that develops a portfolio of high-growth global brands, since July 2011. He also serves as PPR’s Chief Sustainability Officer since 2010 and as a Member of the PPR Executive Committee since 2007. Additionally, he serves as Chairman of the Administrative Board of PUMA SE which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories, since July 2011. He formerly served as Chairman and Chief Executive Officer of PUMA AG, from 1993 through June 2011. Mr. Zeitz began his professional career with Colgate-Palmolive in New York and Hamburg, Germany prior to joining PUMA in 1990, where he also served as Chief Financial Officer from 1993 to 2005. In 2010, Mr. Zeitz launched PUMA’s ambitious long-term sustainability program. In 2008, he founded the not-for-profit company, Zeitz Foundation of Intercultural Ecosphere Safety. Mr. Zeitz attended the European Business School in Oestrich-Winkel, Germany, has an extensive accounting and finance background and has expertise in international business matters, sustainability and marketing. Mr. Zeitz resides in Europe. His expertise in international business matters, sustainability and in businesses that develop and market consumer products and apparel is extremely valuable in light of the nature of our businesses.

PROPOSAL 2

APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under legislation that Congress enacted in 2010, our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our named executive officers as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Nominating and Corporate Governance Committee, the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation philosophy emphasizes pay-for-performance. For example, we based several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. Our annual STIP program and our cash-based long-term incentives require that we achieve significant financial performance before recipients are entitled to payments, our equity programs provide greater financial benefits when our stock price is increasing, and our leadership STIP program generates higher payouts correlated with high leadership scores. This philosophy is designed to:

•	provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent;

•

provide a significant portion of pay based on performance relative to performance measures (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay based upon performance increases for more senior executive positions;

•

align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price;

•

provide base salary, short-term and long-term incentive opportunities and a total compensation opportunity that is at the competitive market median which we define as the 50th percentile for a similar-sized business subject to differences by individual within an approximate range of plus or minus 20%;

•

create alignment with executives and shareholders by rewarding executives for the achievement of strategic goals and business strategies that successfully drive our operations and provide strong financial results, thereby enhancing shareholder value; and

•	differentiate executive pay to recognize critical skills, leadership contributions and both the current and the future potential impact on the organization’s success.

We describe the individual elements that make up our total compensation more fully in the Compensation Discussion and Analysis section of this Proxy Statement. We believe our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that have been around for over 100 years.

•

Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of oversight over our executive pay programs.

•	We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Vote Requirement. The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2011 and the effectiveness of our internal control over financial reporting as of December 31, 2011. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2012 fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We entered into an engagement letter with Ernst & Young LLP for its work in 2011. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2012 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2011, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2011	2010
Audit fees	$2,620,800	$2,589,500
Audit-related fees	269,500	425,500
Tax fees	497,700	578,100
All other fees	—	—

	$3,388,000	$3,593,100

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit-related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals” on page 77). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Brooks, Ms. Levinson and Messrs. Anderson, Allen, Beattie, Conrades, Linebarger, Miles, Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member* for service in a non-executive position).

•

(1) The director has an immediate family member* who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member* is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member* was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

•

The director has any current or former relationship (including through an immediate family member*) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member*) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member*) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member* of the director.

•

An immediate family member* of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Chairman, and with Cummins Inc., of which Mr. Linebarger is Chairman and Chief Executive Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our categorical standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	is an affiliated person of Harley-Davidson or any of its subsidiaries

Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has four committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Sustainability Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2011, the members of the Audit Committee were directors Richard I. Beattie, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling (Chairperson) and Jochen Zeitz (commencing May 2011).

Judson C. Green served on the Audit Committee until his resignation in October 2011.

Number of Meetings in 2011: 8

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the financial reporting process;

•	the systems of internal control over financial reporting;

•	the maintenance of the Financial Code of Ethics;

•	the internal audit function;

•	the retention, compensation and termination of the independent registered public accounting firm;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our compliance with legal and regulatory requirements; and

•	risk management.

In December 2011, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2011, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Linebarger, Miles and Zeitz are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2011.

Human Resources Committee

Members:	During 2011, the members of the Human Resources Committee were directors R. John Anderson, Martha F. Brooks (Chair, commencing May 2011), George H. Conrades (Chairperson, January through April 2011), Sara L. Levinson and Jochen Zeitz (through April 2011).

Number of Meetings in 2011: 4

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the total compensation of the CEO on an annual basis, including base pay, with input from all of the independent directors on the Board (who comprise the Nominating and Corporate Governance Committee) on the performance of the CEO in meeting his or her goals and objectives and make recommendations to the independent directors of the Board about the CEO’s total compensation;

•	review and approve the total compensation of our executive officers (other than the CEO) (including base pay) on an annual basis with input from the CEO;

•	review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;

•

produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate company management performance overall and provide recommendations regarding management successors;

•	make recommendations regarding and monitor stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the CEO);

•	make determinations regarding shareholder advisory votes on compensation of named executive officers; and

•	review our policies applicable to executive officers regarding trading and hedging involving company securities.

In December 2011, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Human Resources Committee Charter in December 2011, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee also has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating Committee. Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. The Human Resources Committee retained the services of Meridian Compensation Partners, LLC. Representatives of Meridian report to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, its performance and fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	a review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	benchmark data on executive compensation.

Currently, Meridian does no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating Committee with benchmarking director compensation.

The Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, HDFS and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives. Prior to the beginning of each year, the Human Resources Committee reviews and approves Financial STIP and Leadership STIP performance measures and goals. The Human Resources Committee also reviews and approves target STIP opportunities for our Executive Leadership Team. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee recommends an equity award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for executives that we describe beginning on page 39.

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2011, the members of the Nominating Committee were directors Barry K. Allen, R. John Anderson, Richard I. Beattie (Chairperson), Martha F. Brooks, George H. Conrades, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Judson C. Green served on the Nominating Committee until his resignation in October 2011.

Number of Meetings in 2011: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation (including base pay) as recommended by the Human Resources Committee;

•	maintain our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•

exercise the authority of the Board to review, establish, amend and review compensation levels, plans and policies and, to the full extent permitted by rules of the NYSE and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;

•	make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;

•	review our policies applicable to directors regarding trading and hedging involving company securities; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.

In December 2011, the Nominating Committee reviewed the Nominating Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Nominating Committee Charter in December 2011, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•	In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2013 annual meeting of shareholders, we must receive the recommendation on or before November 26, 2012.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2013 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2013 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2013 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on March 26, 2012, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2012 annual meeting of shareholders no later than January 25, 2013. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in April 2011.

Sustainability Committee

Members:	The members of the Sustainability Committee are Sara L. Levinson, N. Thomas Linebarger and Jochen Zeitz (Chairperson). The Sustainability Committee was formed on April 30, 2011.

Number of Meetings in 2011: 2

Sustainability Committee Purpose:

The Sustainability Committee Charter provides that the Sustainability Committee should:

•

monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the Company’s sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to social and environmental trends, issues and concerns to more effectively achieve its sustainable business goals;

•

assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the Company consistent with sustainable growth;

•	review new technologies and other innovations that will permit the Company to achieve sustainable growth;

•

consider the impact that the Company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which the Company operates;

•

consider and make recommendations regarding support provided by the Company or its charitable foundation for charitable, civic, educational and business organizations that impact the Company’s initiatives and efforts for social and environmental shared value creation and inclusion;

•

review the Company’s periodic sustainability strategy reports, corporate social responsibility reports, and other similar reports and provide direction regarding the Company’s participation in sustainability-related trade groups and reporting organizations; and

•

review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials relating to the Company’s sustainability policies, practices or strategies.

The following summarizes director committee membership as of the date of this Proxy Statement (*Indicates Chairperson):

Nominating and Corporate Governance Committee	Audit Committee	Sustainability Committee
Barry K. Allen	Richard I. Beattie	Sara L. Levinson
R. John Anderson	N. Thomas Linebarger	N. Thomas Linebarger
Richard I. Beattie*	George L. Miles, Jr.	Jochen Zeitz*
Martha F. Brooks	James A. Norling*
George H. Conrades	Jochen Zeitz
Sara L. Levinson
N. Thomas Linebarger	Human Resources Committee
George L. Miles, Jr.	R. John Anderson
James A. Norling	Martha F. Brooks*
Jochen Zeitz	George H. Conrades
Sara L. Levinson

Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2011, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2011.

The Board met in executive sessions during all regularly scheduled meetings, without management present, and plans to continue that practice going forward. During 2011, Mr. Allen served as an independent Chairman of the Board and presided over these executive sessions.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2011 annual meeting of shareholders and were available to answer any shareholder questions.

Leadership Structure

Mr. Allen, who is one of our independent directors, served as our Chairman of the Board until February 7, 2012. Since 2005, the Chairman of the Board was not the Chief Executive Officer and not otherwise a company executive. On February 7, the Board elected Mr. Wandell, our Chief Executive Officer, as our Chairman of the Board. At the same time, the Board reviewed and enhanced the role of the Presiding Director, and the Nominating and Corporate Governance Committee appointed Mr. Beattie to serve in that role. Mr. Beattie is one of our independent directors, an expert in corporate governance issues and the Chairman of the Nominating and Corporate Governance Committee. Mr. Beattie has served as a director of Harley-Davidson since 1996.

The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Under the circumstances at this point in time, the Board believes that the continuity, efficiency, and unified leadership of having a single individual act both as Chairman and Chief Executive Officer provides centralized management and direction for the company, allowing for a single, clear focus for management to execute our business strategies. The Board believes the number of independent, experienced directors that make up the Board, along with the independent oversight and enhanced responsibilities of the Presiding Director, benefits the company and its shareholders and assures the appropriate level of management oversight and independence. The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s current circumstances and to advance the best interests of all shareholders. Our Corporate Governance Policy provides the flexibility for the Board to modify or maintain this leadership structure in the future, as it deems appropriate.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit Committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe more fully on page 72.

Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board may do so by writing to the Chairman of the Board, Keith E. Wandell, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Richard I. Beattie, our Presiding Director (who is the contact for those who wish to communicate with non-management directors) can be reached by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance page of our website lists the current members of the Board of Directors. We open and forward all mail to the director or directors specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Vice President and General Counsel. If the Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises and is reported for any of our other employees. He determines whether an actual conflict exists and what, if any, steps need to be taken.

Certain Transactions

Mr. Conrades, a director, is the Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 23.

Mr. Linebarger, a director, is the Chairman and Chief Executive Officer of Cummins, Inc. We have continued a commercial relationship with Cummins that existed before Mr. Linebarger joined the Board of Directors under which we have purchased exhaust parts and components from subsidiary companies of Cummins. The relationship does not prevent Mr. Linebarger from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and

Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board. In addition, the prices we paid to Cummins were negotiated on an arm’s length basis and were well within the categorical independence standards that the Board has adopted that we describe beginning on page 23. During the fourth quarter of 2011, Cummins sold its light-duty filtration business. As a result, our ongoing commercial relationship with Cummins is nominal.

Mr. James is Chairman, Chief Executive Officer and an equity owner of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. (“Deeley Imports”), the exclusive distributor of the company’s motorcycles in Canada. The company in 2011 recorded revenue and financial services income from Deeley Imports of $155.2 million and had an accounts receivable balance due from Deeley Imports of $14.5 million as of December 31, 2011. We anticipate that we will do a similar amount of business with Deeley Imports in 2012. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Mr. Wandell’s brother is a regional sales representative for a division of Whelen Engineering Company, Inc. Whelen Engineering manufactures and sells globally a wide range of lighting and power supply products for automotive, motorcycle and aviation applications. The company has purchased lighting and warning siren motorcycle components for its police and fire/rescue division from Whelen Engineering for many years predating Mr. Wandell’s employment with the company, which began in 2009. The company’s total annual purchases from Whelen Engineering over the last five years were $1,252,052 (2007), $817,975 (2008), $1,126,812 (2009), $751,181 (2010) and $469,009 (2011). At Mr. Wandell’s direction, the company has implemented a process for the company’s General Counsel to review the competitiveness of all purchases the company makes from Whelen Engineering. The chair of the Nominating and Corporate Governance Committee has considered this relationship under the company’s Conflict of Interests Process for Directors and Executive Officers. The chairman has determined that no actual conflict of interest exists as a result of the company’s relationship with Whelen Engineering on the basis that Whelen Engineering has had a historical relationship with the company predating Mr. Wandell’s employment with the company, the amount of the company’s purchases from Whelen Engineering have continued at similar levels since Mr. Wandell’s employment, and the company’s purchases from Whelen Engineering are determined based on competitive bids.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 8, 2012 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	50,692	(4)	*	1,800
R. John Anderson	8,866		*	0
Richard I. Beattie	36,848		*	1,800
Martha F. Brooks	15,952	(5)	*	0
George H. Conrades	89,232		*	1,800
Lawrence G. Hund	90,900	(6)	*	52,454
Donald A. James	433,175	(7)	*	1,800
Paul J. Jones	34,603		*	18,928
Matthew Levatich	215,592		*	141,365
Sara L. Levinson	23,290		*	1,800
N. Thomas Linebarger	18,524		*	0
George L. Miles, Jr.	17,935		*	0
James A. Norling	26,712	(8)	*	1,800
John A. Olin	165,068		*	129,785
Keith E. Wandell	510,343		*	283,604
Jochen Zeitz	15,724		*	0
All Directors and Executive Officers as a Group (20 Individuals)	1,960,049		*	772,628
Capital Research Global Investors (9)	19,344,500		8.40%	0
The Vanguard Group, Inc. (10)	12,824,076		5.57%	0

* The amount shown is less than 1% of the outstanding shares of our common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 8, 2012 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan, as of March 8, 2012. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of March 8, 2012, as follows: Mr. Hund—25,854; Mr. Jones—14,864; Mr. Levatich—42,159; Mr. Olin—20,003; and Mr. Wandell—168,174 shares, and All Directors and Executive Officers as a Group—305,575 shares. For the named executive officers, the number of shares of unvested restricted stock as of December 31, 2011 is set forth in the table below entitled

“Outstanding Equity Awards at December 31, 2011.” Restricted stock granted in February 2012 was granted pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, one-third of the shares of restricted stock vest on each of the first three anniversaries of the date of grant, and the shares are subject to forfeiture until vested.

(3) Includes only stock options exercisable within 60 days of March 8, 2012.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) Ms. Brooks disclaims beneficial ownership of 275 shares of common stock that are held by her adult son. A trust held 4,000 shares, and Ms. Brooks’ husband serves as Trustee of this trust.

(6) Mr. Hund’s spouse held 1,619 shares.

(7) Deeley Imports held 393,675 shares of common stock. Mr. James has sole voting power over the shares.

(8) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting power over the shares.

(9) We derived the information from a Schedule 13G/A that Capital Research Global Investors, a division of Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 14, 2012. As of December 31, 2011, Capital Research Global Investors was deemed to be the beneficial owner of 19,344,500 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As of December 31, 2011, Capital Research Global Investors had sole voting power over 17,644,500 shares, shared voting power over zero shares, sole investment power over 19,344,500 shares and shared investment power over zero shares. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.

(10) We derived the information from a Schedule 13G that The Vanguard Group, Inc., an investment adviser, filed with the company and the SEC on February 8, 2012. As of December 31, 2011, The Vanguard Group, Inc. was deemed to be the beneficial owner of 12,824,076 shares and had sole voting power over 330,795 shares, shared voting power over zero shares, sole investment power over 12,493,281 shares and shared investment power over 330,795 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

Stock Ownership Guidelines

The Board of Directors originally approved Stock Ownership Guidelines in 2002. The Board most recently revised the Stock Ownership Guidelines in February 2011. The revised Stock Ownership Guidelines apply to directors and approximately 40 of our top leaders. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and certain members of the Senior Leadership Group must hold at least 15,000 to 200,000 shares of our common stock. Stock appreciation rights are not counted; vested stock options, restricted stock and restricted stock units are counted (including restricted stock and restricted stock units which have been deferred). Each director has until the later of September 2014 or five years after the date of election as a director if after September 2009 to accumulate the appropriate number of shares. The Senior Leadership Group members who must comply have until the later of September 2014 or five years from the date the Stock Ownership Guidelines become applicable to them to accumulate the appropriate number of shares. We describe the Stock Ownership Guidelines more fully beginning on page 54.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, there are no holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2011 and to date in 2012, our directors and executive officers complied with all Section 16(a) filing requirements, except for one Form 4 filed on behalf of Mr. Hund to report shares withheld to pay tax withholding associated with vesting of restricted stock that we inadvertently filed late due to a failure to receive notice of the transaction from a service provider.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2011, Harley-Davidson continued to make substantial progress towards the long-term business objectives and strategies that we announced in 2009 which improved our position as an industry leader and further strengthened our unique brand. The strategy of delivering results through a focus on four key pillars (growth, continuous improvement, leadership development and sustainability) has resulted in significant actions across the entire business over the last year. We are transforming our company with a focus on manufacturing, product development and retail experience. We believe that the structure of our executive compensation programs, focused on paying for performance, is an enabling factor to our corporate performance and the execution of our business strategy.

During 2011, we improved our financial performance as compared to 2010 and created approximately $1.1 billion in total shareholder return in the fiscal year.

	2010	2011	% Increase
Income from Continuing Operations (millions)	$259.7	$548.1	111.1%
Income from Continuing Operations (diluted, per share)	$1.11	$2.33	109.9%
Operating Income (millions)	$560.6	$830.0	48.0%
Year End Stock Price	$34.67	$38.87	12.1%
Total Shareholder Return—HOG	39.17%	13.48%	na
Total Shareholder Return S&P	15.1%	2.1%	na

We achieved these results through growing revenue, managing expenses and driving continuous improvement in manufacturing, product development and business operations.

We believe we have structured our executive compensation programs in the best manner possible to support our company strategy, to attain our business objectives, to support our desired corporate culture and to deliver significant shareholder value. The following table provides an executive summary of our compensation programs:

Compensation Program/ Element	General Description	Strategic Objective of Compensation Program/Element
Annual Base Salary	We set base salaries by starting with market reference points which approximate the competitive market median, and make adjustments based upon individual performance, experience and the potential for advancement.	Provides fixed compensation based on job responsibilities of the position, individual experience and tenure.
Financial Short-term Incentive Plans (STIPs)	Our Financial STIPs have broad-based participation and provide an opportunity to earn annual cash awards.	Provide incentive for short-term incentive goals and other performance objectives that management and the Board determine to be important at the beginning of the year.
Leadership STIP	The Leadership STIP provides our senior leaders the opportunity to earn additional compensation above the amounts that they could earn under the Financial STIP or reduce the amount of their incentive compensation based upon their demonstration of leadership behaviors.	Provides incentive to achieve goals and objectives in accordance with specific leadership behaviors including teamwork, creativity, accountability, integrity and diversity as the Human Resources Committee determines annually.
Long-term Incentives	Our long-term incentive program consists of stock options, restricted stock (both of which vest over three years) and a cash award (tied to Motor Company ROIC performance over three years	Long-term incentives are a key component of total compensation and their purpose is to: (1) focus key employees on our long-term financial success and growth, (2) align the interests of key employees with those of shareholders and (3) encourage retention of key employees.
Other Benefits	We provide the following additional benefits to our senior leaders: medical, dental, retirement benefits, deferred compensation plans, life insurance-related benefits, employee savings plans and cash allowances in lieu of perquisites.	We have designed the benefits to be competitive within typical market practices.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

This Compensation Discussion and Analysis addresses our compensation programs and policies for fiscal year 2011 and how they applied to executives in our Senior Leadership Group (to whom we refer as our Senior Leaders), which we describe in more detail beginning on page 5. The Senior Leaders include the following Named Executive Officers (NEOs):

•	Chairman, President and Chief Executive Officer, Harley-Davidson, Inc.

•	President and Chief Operating Officer, Harley-Davidson Motor Company

•	Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•	President, Harley-Davidson Financial Services

•	Vice President, General Counsel & Secretary, Harley-Davidson, Inc.

We believe that our employees are a sustainable long-term competitive advantage for our organization. We are in competition to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of a strong global product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

In 2011, these executive compensation programs and policies included the following:

•	base salary;

•	annual cash incentive compensation;

•	long-term incentive awards;

•	perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites);

•	retirement benefits;

•	non-qualified deferred compensation plans; and

•	life insurance-related benefits, including payments in lieu of post retirement life insurance.

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly-hired executives or for special retention or recognition, we provide compensation outside of these regular executive compensation programs. We discuss these special awards in this Compensation Discussion and Analysis where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market, tax, regulatory and competitive practices.

Oversight of Executive Compensation

For 2011, the Human Resources Committee had overall responsibility for approving the compensation of our Executive Leadership Team other than the Chief Executive Officer. Our Executive Leadership Team is a subset of our Senior Leaders comprised of our Executive Officers. For 2011, the Nominating and Corporate Governance Committee approved the compensation of the Chief Executive Officer with input from the Human Resources Committee. During 2011, the Human Resources Committee consisted of the following directors: R. John Anderson, Martha F. Brooks, George H. Conrades, Sara L. Levinson and Jochen Zeitz (on April 30, 2011, Mr. Zeitz left the Human Resources Committee to serve as chair of the newly-formed Sustainability Committee and to serve on the Audit Committee). From January 1, 2011 until April 30, 2011, Mr. Conrades served as Chairperson of the Committee. Commencing April 30, 2011, Ms. Brooks served as Chairperson of the Committee.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 26.

Use of Advisors

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2011, the Human Resources Committee retained the services of Meridian Compensation Partners LLC as its outside executive compensation advisor. We describe the independent advisor’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 26. During 2011, the independent outside executive compensation advisor performed no services for the company beyond its engagement with the Human Resources Committee.

In December 2010, the Committee approved the use of two new peer groups in benchmarking executive compensation practices and levels. Based on discussions with management and the outside executive compensation advisor, which communicated its view that companies that maintain a strong product brand have significantly different compensation philosophies and practices, the Committee decided to utilize market data from two peer groups going forward as comparator groups due to the uniqueness of Harley-Davidson. One group consists of companies for whom the maintenance of a strong product brand is a key attribute and a second group consists of companies for whom manufacturing and engineering are key attributes. The Committee selected the companies based on industry and revenue size and because Harley-Davidson competes for executive talent with these companies. The Committee reviews compensation levels and reward practices of these comparator companies as disclosed in their respective proxy statements. When determining the competitive market using comparator company data, we weight data from the Manufacturing/Engineering peer group 60% and data from the Brand Name peer group 40%. In addition to the compensation data for these comparator companies, we utilized data from the Aon Hewitt 2011 U.S. Total Compensation Measurement (TCM) database to assist us in determining market compensation levels. We have included a list of all of the companies in this survey in the Corporate Governance section on our website at http://investor.harley-davidson.com/phoenix.zhtml?c=87981&p=irol-govhighlights&locale=en_US&bmLocale=en_US. We size-adjust survey data, using regression analysis to normalize to a revenue and/or asset size of the appropriate business unit. We benchmarked NEO compensation versus competitive medians based upon survey data and proxy statement data, weighted equally where appropriate matches were available. The Human Resources Committee believes that the survey data, together with the proxy statement data from the comparator group, accurately defines competitive market compensation levels for executive talent

The current peer groups that we use are:

Manufacturing/Engineering Peer Group

•	BORGWARNER INC
•	COOPER-STANDARD HOLDINGS INC
•	CUMMINS INC.
•	DANA HOLDING CORPORATION
•	EATON CORPORATION
•	FEDERAL-MOGUL CORPORATION
•	FLOWSERVE CORPORATION
•	GENUINE PARTS COMPANY
•	GOODRICH CORPORATION
•	ILLINOIS TOOL WORKS INC.

•	JOHNSON CONTROLS INC.
•	JOY GLOBAL INC.
•	MERITOR INC.
•	NAVISTAR INTERNATIONAL CORPORATION
•	OSHKOSH CORPORATION
•	PACCAR INC.
•	PENTAIR, INC.
•	PRECISION CASTPARTS CORP
•	ROCKWELL AUTOMATION INC.
•	ROCKWELL COLLINS, INC.
•	STANLEY BLACK & DECKER, INC.
•	TENNECO INC
•	TEREX CORPORATION
•	TEXTRON INC.
•	THOMAS & BETTS CORPORATION
•	TRW AUTOMOTIVE HOLDINGS CORP.
•	VISTEON CORPORATION

Brand Name/Consumer Goods Peer Group

•	3M COMPANY
•	AVON PRODUCTS, INC.
•	BEAM INC.
•	BROWN-FORMAN CORPORATION
•	BRUNSWICK CORPORATION
•	CAMPBELL SOUP COMPANY
•	COACH, INC.
•	COLGATE-PALMOLIVE COMPANY
•	ENERGIZER HOLDINGS, INC.
•	HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
•	HASBRO, INC.
•	HEINZ (H J) COMPANY
•	KIMBERLY-CLARK CORPORATION
•	MASTERCARD INCORPORATED
•	MATTEL, INC.
•	MCDONALD’S CORPORATION
•	MOLSON COORS BREWING COMPANY
•	NORDSTROM, INC.
•	POLARIS INDUSTRIES INC
•	SARA LEE CORPORATION
•	SCOTTS MIRACLE-GRO COMPANY
•	SHERWIN-WILLIAMS COMPANY
•	STARBUCKS CORPORATION
•	THE CLOROX COMPANY
•	THE HERSHEY COMPANY

Executive Compensation Philosophy

Our goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract, motivate and retain executives. Direct compensation consists of base salary, short-term incentive compensation and long-term incentive compensation.

Our executive compensation philosophy emphasizes pay-for-performance. For example, we based several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. Our annual STIP program requires that we achieve significant financial performance before recipients are entitled to payments, our equity programs provide greater financial benefits when our stock price is increasing, and our leadership STIP program generates higher payouts correlated with high leadership scores. This philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent.

•

Provide a significant portion of pay based on performance relative to performance measures (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay based upon performance increases for more senior executive positions.

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

•

Provide base salary, short-term and long-term incentive opportunities and a total compensation opportunity that is at the competitive market median which we define as the 50th percentile for a similar-sized business subject to differences by individual within an approximate range of plus or minus 20%.

•

Create alignment with executives and shareholders by rewarding executives for the achievement of strategic goals and business strategies that successfully drive our operations and provide strong financial results, thereby enhancing shareholder value.

•	Differentiate executive pay to recognize critical skills, leadership contributions and both the current and the future potential impact on the organization’s success.

Response to 2011 Shareholder Advisory Vote

The results of the shareholder advisory vote on executive compensation at our 2011 Annual Meeting of Shareholders were extremely favorable and supportive of our compensation programs. Prior to the date of that vote, we had already made compensation decisions that impacted executive pay for 2011. The Committee kept in place for 2012 the same executive compensation elements that it had disclosed to shareholders in our proxy statement for the 2011 Annual Meeting of Shareholders.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary.    Base salaries provide Senior Leaders with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market median. We then make adjustments to base salaries on a subjective basis based upon each NEO’s individual performance and their accomplishment of key initiatives as determined by the assessment of the CEO, the length and nature of the NEO’s experience, their competency in the position and the potential for advancement. We also subjectively take overall general business and economic conditions into account in determining base salaries. During 2011, we increased base salaries for each of our NEOs. The percentage change in base salaries for the NEO’s ranged between 0 and 7%. Mr. Wandell requested to not have his base salary increased for 2011. These increases were warranted based upon the positioning of the executives’ base pay in relation to the competitive market median and their individual performance.

The CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval. In February 2011, the Human Resources Committee reviewed and approved the CEO’s salary increase recommendations for other Senior Leaders at the vice president level and above, including the NEOs other than the CEO. Base salary increases became effective as of March 1, 2011.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating and Corporate Governance Committee, and reviews external market compensation data with the outside executive compensation adviser to formulate the CEO’s salary. The Human Resources Committee believes that the difference that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position.

Short-Term Incentive Plans (STIPs).    Our STIPs have broad-based employee participation and provide an opportunity to over 6,800 employees to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year. Our executives, including the NEOs, have the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors. We refer to this type of annual incentive compensation opportunity as our Financial STIP. In addition, certain of our executives, including the NEOs, have the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. The Human Resources Committee, with final approval by the Nominating and Corporate Governance Committee as to the CEO, approved Financial STIPs and a Leadership STIP under the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives. We made those awards subject to receiving shareholder approval of that plan, which we refer to as the Senior Executive Plan, at the 2011 Annual Meeting of Shareholders. Shareholders overwhelmingly approved the Senior Executive Plan.

In December 2010, the Human Resources Committee reviewed and approved the 2011 performance measures and goals for the Financial STIPs, which consisted of the Corporate STIP, Motor Company STIP, and Harley-Davidson Financial Services (or HDFS) STIP plans. The Human

Resources Committee also reviewed and approved the target STIP opportunities for all NEOs, all of whom participated in the Corporate STIP. Target award percentages for these opportunities ranged from 50% of base salary to 125% of base salary for NEOs.

The key financial measures that we used in our 2011 Corporate STIP relate to our financial results as presented in our consolidated financial statements and notes as follows:

Consolidated Net Income: consolidated income from continuing operations excluding the after-tax loss on debt extinguishment and the impact of a Wisconsin tax law change

Consolidated Asset Productivity: consolidated total revenue divided by the sum of consolidated average property, plant and equipment, net and average consolidated Net Working Capital

Net Working Capital: the sum of consolidated accounts receivable, net, inventories and other current assets less consolidated accounts payable and accrued liabilities (excluding dividends payable and liabilities of discontinued operations)

For 2011, the Human Resources Committee approved a Corporate STIP formula based upon Consolidated Asset Productivity and achieving Consolidated Net Income Margin, weighted equally. The rationale for using Consolidated Asset Productivity in conjunction with Consolidated Net Income Margin was to provide incentives relating to both the balance sheet and the income statement. These measures take into account the level of net income and the return on investment, which involves the size and quality of earnings. The Human Resources Committee established performance goals under these measures that took into account that while we were still operating during a period of slow economic recovery that has resulted in lower than historical motorcycle shipment volumes, we were to carry out our restructuring plans while continuing to implement a new business strategy to drive year over year shipment and revenue growth and to enhance productivity and profitability through continuous improvement. The Human Resources Committee believes the goals it established based on Consolidated Net Income Margin and Consolidated Asset Productivity were appropriate and balanced and provided adequate incentive for participants to strive to achieve the respective corporate objectives for 2011.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each Financial STIP. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the Human Resources Committee reviews and approves earned amounts. The Human Resources Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP.

Under the 2011 Corporate STIP, if we did not achieve positive net income from continuing operations, then we would not make any payouts, regardless of performance under the other financial measure. In addition, the minimum payout was zero (0) and the maximum payout was 200% of a participant’s target STIP opportunity with a cap of $6 million that applied to the sum of an executive’s Corporate STIP and Leadership STIP payouts.

For the 2011 Corporate STIP, we set the Consolidated Asset Productivity target at 5.972 and the Consolidated Net Income Margin target at 8.16%. The Committee approved potential payout percentages ranging from zero to 200% for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded Consolidated Asset Productivity of 6.384 and Consolidated Net Income Margin of 8.81%. Based on 2011 performance that exceeded the maximums, participants in the Corporate STIP earned incentive payments equal to 200% of their target STIP opportunity.

Leadership STIP. In December 2010, the Human Resources Committee approved the Leadership STIP applicable in 2011. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a participant could earn under their respective 2011 Financial STIP. For 2011, the target Leadership STIP opportunity for each NEO was 30% of that executive’s target Financial STIP opportunity. For example, in the case of our CEO, his target Financial STIP opportunity was 125% of base salary and his target Leadership STIP opportunity was 30% of his target Financial STIP opportunity. Therefore, in the aggregate between both of the STIP plans applicable to him, the potential total payout for the CEO ranged between 0 and 287.5% of his base salary (a maximum payout of 200% of his target Corporate STIP opportunity of 125% of base salary under the Financial STIP, which equals 250% of base salary, and a maximum payout of 30% of 125% of base salary under the Leadership STIP, which equals 37.5% of base salary). The CEO was able to earn a Leadership STIP payment based upon his performance relative to strategic goals and objectives that the Human Resources Committee, with input from the Nominating Committee, approved. A participant who was a Senior Leader other than the CEO was able to earn a Leadership STIP payment based on individual performance relative to the following leadership behaviors: teamwork, creativity, accountability, drive for results, respect for others, integrity and diversity (recognizes and embraces the diverse nature of our markets, customers and employees). However, if an NEO performed inadequately relative to these objectives, then the amount that the NEO would have earned under the 2011 Financial STIP was subject to reduction by up to 30% of the NEO’s target Financial STIP opportunity.

The Human Resources Committee, with final approval by the Nominating Committee, reviewed the CEO’s performance against his goals and objectives. Cross functional groups of peers and subordinates rated the Senior Leaders other than the CEO, including Messrs. Olin, Levatich, Hund and Jones, on the extent to which they demonstrated leadership behaviors, and a third party compiled those ratings. Based upon these ratings, the CEO reviewed the extent to which an executive attained the objectives in the Leadership STIP, and the Human Resources Committee approved any payouts for Senior Leaders. While inadequate performance with respect to demonstrating leadership behaviors could have resulted in a reduction of amounts earned under the Financial STIPs, that was not the case for any NEO.

2012 Financial STIP

In December 2011, the Human Resources Committee approved the company’s 2012 Financial STIP consisting of two plans: one for Motor Company employees and one for HDFS employees. The Committee reduced the Financial STIPs to two plans for several reasons. The first was to align the Financial STIPs with the business model. As we have reported, we operate in two business segments: Motorcycles & Related Products and Financial Services. We believe that having our Financial STIPs mirror our business model helps drive business objectives. In addition, we wanted our Financial STIPs to be clear and concise to our employees and emphasize our “One Company-One Team-One Direction” philosophy. For 2012, there is no Corporate STIP. Instead, the members of the Executive Leadership Team that would have participated in the Corporate STIP will participate in both the Motor

Company and the HDFS STIPs based upon the following weighting: 89% Motor Company and 11% HDFS.

The key financial measures for the Motor Company STIP and HDFS STIP relate to our financial results as presented in our consolidated financial statements and notes as follows:

Motor Company STIP

Consolidated Net Income: consolidated net income from continuing operations

Motor Company Asset Productivity: revenue from the Motor Company divided by the sum of Motor Company average property, plant and equipment, net and average Motor Company Net Working Capital

Motor Company Net Working Capital: the sum of Motor Company accounts receivable, inventories and other current assets less Motor Company accounts payable and accrued liabilities (excluding dividends payable and liabilities of discontinued operations)

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations

HDFS Return on Assets: operating income from Financial Services divided by average HDFS finance receivables, net

HDFS Finance Receivables: the sum of finance receivables, net, and restricted finance receivables held by variable interest entities, net

Under each of these 2012 Financial STIPs, the minimum payout will be zero ($0) and the maximum payout is 200% of a participant’s target Financial STIP opportunity with a cap of $6 million that applies to the sum of an executive’s Corporate STIP and Leadership STIP payouts. The Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

2012 Leadership STIP

The Committee also approved the 2012 Leadership STIP Plan. For 2012, the target Leadership STIP opportunity for each NEO will be 30% of that executive’s target Financial STIP opportunity. In general, this will provide NEOs with a potential total payout opportunity under the Financial STIP and the Leadership STIP for 2012 that is the same on a percentage basis as applied in 2011.

Long-term Incentives.    The Human Resources Committee believes that long-term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that long-term incentives provide a valuable tool to retain and attract key employees. Using objective market data that our outside executive compensation advisor provides, which we update and review annually, we assign each key position that is eligible to participate in the 2009 Incentive Stock Plan a target value of long-term incentive opportunity.

In February 2011, we provided long-term incentive equity compensation under our 2009 Incentive Stock Plan which gives the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units, and under our Employee Incentive Plan, which gives the Committee the flexibility to grant long-term cash incentive awards.

Through 2009 the Human Resources Committee provided long-term incentive awards through a mix of restricted stock and stock options. The Human Resources Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. Beginning in 2010 and continuing in 2011, the Human Resources Committee used a third means of providing long-term incentive compensation for certain Senior Leaders including all NEOs—a cash-based long-term performance plan based on performance over a period of three years. Utilizing the cash-based incentive award tied to long-term performance did not result in an increase in the aggregate value of long-term incentive awards that each executive received. Rather, for each NEO who received a long-term cash incentive opportunity, we allocated one-third of the executive’s target value of long-term incentive opportunity to each of the three types of long-term incentive awards. The Human Resources Committee believes this mix of long-term awards encourages executives to focus on specific long-term corporate objectives while still building equity ownership and shareholder alignment.

For 2011, the Human Resources Committee used a methodology to calculate an individual’s potential aggregate long-term incentive award value that provided for a target value of long-term incentive opportunity (which was expressed as a percentage of base pay) that was based approximately upon the market median.

We describe the process and restrictions on granting long-term incentive awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 26.

In February 2011, the Human Resources Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Meridian, and approved a combination of stock options, restricted stock, and for certain Senior Leaders (including the CEO), a long-term cash award based on the methodology we discuss above for each Senior Leader and others eligible to receive long-term incentive awards. We converted the target value of long-term incentive opportunity for each participant into a grant of stock options, an award of restricted stock, and an award under our cash-based long-term performance plan. For this conversion, we valued stock options at an amount equal to the closing price of the stock on the date of grant divided by 3.2. We valued restricted stock at the market price based on the closing price of the stock on the date of grant, and we valued the long-term cash incentive award at the payout under the award assuming performance at target. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO’s long-term incentive award for the Nominating and Corporate Governance Committee to approve.

In certain special circumstances, such as for newly-hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs

(special equity awards for newly hired executives). In 2011, there were no special grants made to newly hired executives.

We award stock options and restricted stock to employees and directors pursuant to a process that the Human Resources Committee has approved. Annual stock option and restricted share awards to employees historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company’s stock is generally open for those employees who, through their job, have access to material non-public information. Off-cycle grants of stock options and/or restricted shares may only be effective on dates during an open window period and occur after the CEO determines that an individual is deserving of an award because: (i) an eligible employee was inadvertently omitted from the annual award list; (ii) an eligible employee is a recent hire; (iii) an eligible employee excelled in his/her job; (iv) an eligible employee is promoted to a new career band (which is stock eligible); or (v) an eligible employee is highly valued and management wants to retain the individual. For Senior Leaders located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options.    The Human Resources Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2011 permits a Senior Leader, for a period of ten years, to purchase shares of our common stock at an exercise price representing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February, subject to the concurrence of the Nominating Committee in the case of the CEO. Stock options that we granted in 2011 generally become exercisable in three equal annual installments beginning one year after the grant date.

Restricted Stock.    The Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation. However, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are prevalent as they aid in key employee retention. The Human Resources Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain Senior Leaders.

Restricted stock awards are for shares of our common stock that a Senior Leader will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The regular annual restricted stock awards that we made in 2011 vest in three equal annual installments beginning one year after the grant date. During the restricted period, the recipient is entitled to receive on a current basis dividends that are declared and paid quarterly on each share of restricted stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions. During 2012 there were no special awards granted to any NEO.

Cash-Based Long-Term Incentive Awards.    Based on a review of peer company practices, and a desire to focus on long-term strategic objectives, the Human Resources Committee, beginning in 2010, implemented a third means of providing long-term incentive compensation for certain Senior Leaders including all NEOs. Executives received one-third of their long-term incentive award value in the form of a cash-based long-term incentive award. The 2011 long-term cash award will pay out, only after a three-year performance period (2011 through 2013), based upon the attainment of average return on invested capital above a threshold amount. Payouts under the long term cash incentive award will vary between zero and 200% of the target value of long-term incentive opportunity based upon results over the performance period. For the purposes of the 2011 awards, the Committee approved the use of Return on Invested Capital (ROIC) for the Motor Company as the sole measure for determining the payout under the plan because the Committee believes it is important to have executive leadership focus on the long term strategic plan of providing an appropriate return to shareholders on the capital invested in the company. The ROIC calculation that we use in the 2011 long-term cash incentive award relates to our financial results as presented in our consolidated financial statements and notes as follows:

Motor Company Return on Invested Capital (ROIC): the amount equal to the quotient obtained by dividing (i) the average of the Motor Company Net Operating Income After Tax for each year in the performance period by (ii) the average Motor Company Invested Capital for such performance period.

Motor Company Net Operating Income After Tax: the amount of Motor Company income after operating expenses and taxes are deducted for the relevant year in the performance period.

Motor Company Invested Capital: the amount of Motor Company shareholders’ equity plus Motor Company long-term debt for the relevant year in the performance period.

At the end of the three-year performance period, we will pay the target value of long-term incentive opportunity if average ROIC over the three-year performance period is 20%. We will pay a maximum award of 200% of the target value if performance is at or above 28%. If ROIC is below 12%, the executive will receive no payout. Awards will be interpolated on a linear basis for performance between these levels.

Other Benefits.    We provide other benefits to our Senior Leaders, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leaders level. In general, these benefits have been in place for a number of years and to the extent needed were modified to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees.

Medical and Dental Benefits.    We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs.

Death Benefits.    We provide death benefits to the Senior Leaders that are available only in the event of their death while they are actively employed in the amount of one and one-half to three times annual base pay, depending on their salary grade, under which participants are generally entitled to proceeds under one or more insurance policies to the extent of the benefit. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. For non-executive salaried employees, we provide such benefits in the amount of one and one-half times base pay.

Deferred Compensation.    We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market as investment options in the Deferred Compensation Plan that are participant directed are similar to those which exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans.

Salaried Defined Contribution Retirement Plan.    We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a qualified plan under the Internal Revenue Code had not been applicable.

Salaried Pension Plan.    The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006. Beginning August 1, 2006 we have not allowed new participants into this Plan.

Employee Savings Plans.    We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide participants with matching contributions of up to either 4.5% or 3% of their eligible compensation based upon the extent to which they make elective deferrals and their date of hire. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that we would have provided as matching contributions under the Savings Plan if statutory limits that apply to the Savings Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Restoration Plan.    We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Payment in Lieu of Post Retirement Life Insurance.    Certain Senior Leaders, including the NEOs, who retire after reaching age 55 and after attaining five or more years of service are entitled to receive a net payment equal to one year’s base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites.    We provide perquisites and other compensation to our Senior Leaders who are based in the United States. The perquisites for Senior Leaders consist of an annual cash payment (generally in lieu of receiving other benefits such as a car, or a motorcycle). For a subset of the Senior Leaders including all NEOs, we provide a limited financial planning benefit.

Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories.

Other Compensation.    For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short-term assignments, we may include other elements in our discretion.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines

The table below describes the stock ownership guidelines for the CEO and other executive officers:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - The Motor Company	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice President	20,000
S80	Vice President or General Manager	15,000

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band as indicated in the table above.

The Committee believes the Stock Ownership Guidelines are appropriate and provide for significant alignment of the interests of Senior Leaders with those of shareholders. The CEO’s current ownership requirement reflects a multiple that is currently approximately seven times his annual base pay.

The Human Resources Committee monitors each Senior Leader’s progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in

401(k) accounts, vested unexercised stock options and stock appreciation rights, and shares of common stock that Senior Leaders hold directly count toward satisfying the guidelines.

Transition Agreements.    We have entered into Transition Agreements with Mr. Wandell, Mr. Levatich, Mr. Hund and Mr. Olin (as well as two additional Senior Leaders) that become effective upon a change in control of Harley-Davidson, Inc. as defined in the Transition Agreements. In the agreements with the NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. There are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason after a change in control. In addition, for grants after April 2009, there is no immediate vesting of equity awards upon a change in control for those Senior Leaders who are parties to Transition Agreements.

We believe the circumstances that entitle an individual to payments upon termination strike the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change in Control table below.

Under the Transition Agreements, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements.    We provide a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause.

Employment Agreements.    We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment.

Tally Sheets.    In 2011, for the purpose of having more information to contribute to Committee’s decisionmaking, the Human Resources Committee reviewed tally sheets that management and the outside executive compensation advisor prepared. Tally sheets provide a more complete picture of the current and historical compensation of each NEO by recounting in detail the dollar value of the total compensation that we paid to each NEO for the past three years. The total dollar value includes base salary and short-term and long-term incentive compensation that we actually paid, and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also reflect each NEO’s accumulated realized and unrealized stock option gains, any vested and unvested restricted stock awards and stock options at various stock values, and any outstanding long-term cash awards at target value and the amounts our NEOs will receive if they leave the Company under various circumstances, such as retirement or termination in connection with a change in control. The Human Resources Committee believes that annual review of the tally sheets is helpful as part of their process to oversee the design of our executive compensation program.

“Clawbacks.”    The Human Resources Committee has reviewed approaches to implement a compensation recoupment policy, which is also known as a “clawback” policy, and the Committee believes it is advisable to adopt a clawback policy, once regulations that will apply to clawbacks are finalized. In 2010, Congress passed the Dodd-Frank Act, which requires many public companies to adopt clawback policies. The Committee has been awaiting final regulations under the Dodd-Frank Act before adopting a clawback policy to ensure that our policy complies. The SEC has not yet adopted the final regulations. As a result, the Committee has not yet adopted a policy pursuant to the Dodd-Frank Act. However, provisions of the Sarbanes-Oxley Act currently provide for clawbacks under certain circumstances that apply to our CEO and CFO. Once final regulations for the Dodd-Frank Act are published, the Committee intends to formally adopt a clawback policy that complies with that Act.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance-based compensation if certain conditions are met. The Human Resources Committee intends to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders’ interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock Awards ($) (e) (2)	Option Awards ($) (f) (2)	Non-Equity Incentive Plan Compensation ($) (g) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (4)	All Other Compensation($) (i) (5)	Total ($) (j)
Keith E. Wandell	2011	$975,037	$365,639	$1,544,006	$1,734,598	$2,437,594	$—	$175,273	$7,232,147
President and CEO	2010	$975,037	$—	$1,381,199	$1,636,681	$2,340,090	$—	$83,490	$6,416,498
	2009	$650,025	$780,030	$2,858,007	$2,053,002	$—	$—	$22,515	$6,363,579
John A. Olin	2011	$485,019	$29,101	$168,668	$189,486	$582,022	$249,000	$81,734	$1,785,030
Senior Vice	2010	$445,850	$—	$137,658	$372,617	$535,020	$79,000	$24,538	$1,594,684
President and CFO	2009	$297,223	$—	$109,999	$448,099	$—	$50,000	$28,488	$933,809
Matthew S. Levatich	2011	$564,188	$101,554	$338,989	$380,844	$1,015,539	$593,000	$71,755	$3,065,869
President and	2010	$525,020	$—	$300,979	$356,644	$945,036	$144,000	$157,387	$2,429,066
COO—Motor Company	2009	$420,015	$—	$149,999	$675,008	$—	$101,000	$612,310	$1,958,332
Lawrence G. Hund	2011	$457,500	$96,250	$285,012	$320,178	$641,667	$569,000	$29,300	$2,398,907
President and COO—HDFS	2010	$445,000	$200,000	$265,970	$315,172	$623,000	$—	$29,300	$1,878,442
Paul Jones	2011	$370,848	$18,542	$87,661	$98,494	$370,848	$—	$61,131	$1,007,524
Vice President and General Counsel	2010	$152,570	$150,000	$360,150	$444,630	$152,570	$—	$8,849	$1,268,768

(1) NEOs earned a Leadership STIP during 2011 and received payment for the awards in 2012. We disclose this compensation in the table for the year in which it was earned.

(2) We have calculated the compensation related to stock and option awards based on the grant date fair value of an award. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 19 of our financial statements included in our 2011 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.

(3) NEOs earned non-equity incentive plan compensation during 2011 and received payment for the awards in 2012. We disclose this compensation in the table for the year in which it was earned.

(4) The amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2010 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2011. Refer to the narrative to the Pension Benefits Table for further information.

(5) During 2011, Mr. Wandell received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, which we refer to as a perquisite payment, non-qualified deferred compensation plan contributions of $68,466, 401(k) plan contributions of $31,850 and life insurance premiums of $13,727. Mr. Wandell also received additional benefits as perquisites with an incremental cost to us of $25,478 consisting of financial planning services, personal use of company aircraft and clothing. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

During 2011, Mr. Levatich received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, 401(k) plan contributions of $14,700 and life insurance premiums of $13,426. Mr. Levatich also received additional benefits as perquisites with an incremental cost of $10,051 consisting of financial planning services, personal use of company aircraft and clothing.

During 2011, Mr. Olin received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $29,277, 401(k) plan contributions of $14,700 and life insurance premiums of $14,965.

During 2011, Mr. Hund received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits.

During 2011, Mr. Jones received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $15,730, 401(k) plan contributions of $20,739 and life insurance premiums of $14,965.

Grants of Plan Based Awards for 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other Option Awards: Number of Securities Underlying Option (#) (j) (2)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Name (a)		Grant Date (b)	Threshold ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (1)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Keith E. Wandell	STIP		$—	$1,218,750	$2,437,500
	LTIP			$1,544,000	$3,088,000
		2/9/2011							37,358			$1,544,006
		2/9/2011								119,545	$41.33	$1,734,598
John A. Olin	STIP		$—	$303,800	$607,600
	LTIP			$168,667	$337,334
		2/9/2011							4,081			$168,668
		2/9/2011								13,059	$41.33	$189,486
Matthew S. Levatich	STIP		$—	$530,100	$1,060,200
	LTIP			$339,000	$678,000
		2/9/2011							8,202			$338,989
		2/9/2011								26,247	$41.33	$380,844
Lawrence G. Hund	STIP		$—	$332,381	$664,762
	LTIP			$285,000	$570,000
		2/9/2011							6,896			$98,820
		2/9/2011								22,066	$41.33	$320,178
Paul J. Jones	STIP		$—	$193,750	$387,500
	LTIP			$87,667	$175,334
		2/9/2011							2,121			$87,661
		2/9/2011								6,788	$41.33	$98,494

(1) In February 2011, the Human Resources Committee approved a long-term incentive plan. Under this plan, the NEOs have the potential to earn the estimated future payouts that we disclose above based on performance during the three-year period ending December 2013 which we expect to pay out in February 2014. The 2011 long-term cash award will pay out based upon the attainment of average return on invested capital above a threshold amount. Payouts under the long term incentive award will vary between zero and 200% of the target value of long-term incentive opportunity based upon results over the performance period. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of the Executive Compensation Program” section beginning on page 46.

In December 2011, the Human Resources Committee approved the Motor Company STIP and HDFS STIP plans relating to 2012 performance. In 2012, all of the NEOs will participate in both the Motor Company and the HDFS STIPs based upon the following weighting: 89% Motor Company and 11% HDFS. Under these plans, each NEO has the potential to earn the estimated future payouts that we disclose above during 2012 which we would pay out in February 2013. There is no minimum payout upon reaching the threshold levels of performance. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of the Executive Compensation Program” section beginning on page 46.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in February 2011 vest 33% after 1 year, 33% after 2 years, and 33% after 3 years. However, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of an award, all unvested shares under that award will automatically vest upon retirement. During the restricted period, each share of restricted stock entitles the recipient to receive payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2011, we maintained the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual and long-term cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites)

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Death benefits (cash payment provided to an NEO’s beneficiary in the event of an NEO’s death while an employee) and a related tax gross-up

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 46.

Outstanding Equity Awards at December 31, 2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith E. Wandell	113,551	113,551		$21.52	05/01/19
	65,102	130,206		$22.63	02/10/20
		119,545		$41.33	02/09/21	166,586	$6,475,198
John A. Olin	5,000	—		$42.77	05/19/13
	11,104	—		$52.45	02/10/14
	7,081	—		$61.20	02/15/15
	5,793	—		$51.46	02/14/16
	6,111	—		$68.91	02/14/17
	21,570	7,190		$39.04	02/13/18
	11,293	11,294		$12.30	02/12/19
	15,000	15,000		$28.54	10/19/19
	14,821	29,644		$22.63	02/10/20
		13,059		$41.33	02/09/21	24,771	$962,849
Matthew S. Levatich	2,490	—		$52.10	02/13/12
	3,314	—		$40.72	02/12/13
	8,883	—		$52.45	02/10/14
	5,957	—		$61.20	02/15/15
	5,356	—		$51.46	02/14/16
	9,149	—		$68.91	02/14/17
	14,585	4,862		$39.04	02/13/18
	15,400	15,401		$12.30	02/12/19
	29,038	29,038		$21.52	05/01/19
	14,186	28,373		$22.63	02/10/20
		26,247		$41.33	02/09/21	49,472	$1,922,977
Lawrence G. Hund	20,026	20,027		$18.92	07/17/19
	12,536	25,074		$22.63	02/10/20
		22,066		$41.33	02/09/21	25,303	$983,528
Paul J. Jones	16,666	33,334		$24.01	08/26/20
		6,788		$41.33	02/09/21	12,121	$471,143

(1) We granted all options ten years prior to the expiration date. Each grant made in 2009 and prior vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant. Each grant made in 2010 and after vests ratably over a three year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

(2) Mr. Wandell’s restricted shares will vest as follows:

12,452 shares on February 9, 2012

20,345 shares on February 10, 2012

44,269 shares on May 1, 2012

12,453 shares on February 9, 2013

20,345 shares on February 10, 2013

44,269 shares on May 1, 2013

12,453 shares on February 9, 2014

(3) Mr. Olin’s restricted shares will vest as follows:

1,360 shares on February 9, 2012

2,028 shares on February 10, 2012

7,691 shares on February 13, 2012

1,360 shares on February 9, 2013

2,028 shares on February 10, 2013

8,943 shares on February 12, 2013

1,361 shares on February 9, 2014

(4) Mr. Levatich’s restricted shares will vest as follows:

2,734 shares on February 9, 2012

4,433 shares on February 10, 2012

5,208 shares on February 13, 2012

5,000 shares on February 14, 2012

2,734 shares on February 9, 2013

4,434 shares on February 10, 2013

12,195 shares on February 12, 2013

10,000 shares on August 22, 2013

2,734 shares on February 9, 2014

(5) Mr. Hund’s restricted shares will vest as follows:

2,298 shares on February 9, 2012

3,918 shares on February 10, 2012

5,285 shares on July 17, 2012

2,299 shares on February 9, 2013

3,918 shares on February 10, 2013

5,286 shares on July 17, 2013

2,299 shares on February 9, 2014

(6) Mr. Jones’ restricted shares will vest as follows:

707 shares on February 9, 2012

5,000 shares on August 26, 2012

707 shares on February 9, 2013

5,000 shares on August 26, 2013

707 shares on February 9, 2014

Option Exercises and Stock Vested in 2011

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	—	$—	64,613	$2,502,894
John A. Olin	—	$—	3,345	$141,285
Matthew S. Levatich	—	$—	6,406	$270,172
Lawrence G. Hund	—	$—	9,202	$385,443
Paul J. Jones	—	$—	5,000	$176,200

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell		—	$—	$—
John A. Olin	Salaried Pension Plan	8.7	$205,000	$—
	Restoration Plan	8.7	$304,000	$—
Matthew S. Levatich	Salaried Pension Plan	17.4	$336,000	$—
	Restoration Plan	17.4	$743,000	$—
Lawrence G. Hund	Cash in lieu of life insurance	—	$569,000	$—
Paul J. Jones		—	$—	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Olin and Mr. Levatich, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Wandell and Mr. Jones are not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan as a plan qualified under the Internal Revenue Code. Approximately 110 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

Certain executives are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55 with 5 years of service. We have adopted this defined benefit in lieu of providing post-retirement life insurance. Mr. Hund was the only NEO entitled to this benefit as of December 31, 2011. The other NEOs were not entitled to this benefit as of December 31, 2011 because they would not have satisfied the requirements as of that date.

We computed the present value of each NEO’s accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2010 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

Nonqualified Deferred Compensation

Name (a)	Executive Contribution in Last FY ($) (b) (2)	Registrant Contributions in Last FY ($) (c) (3)	Aggregate Earnings in Last FY ($) (d) (4)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f) (5)
Harley-Davidson Plan (1)
Keith E. Wandell	$48,752	$68,465	$8,330	$—	$142,827
John A. Olin	$126,000	$29,277	$(26,742)	$—	$797,701
Matthew S. Levatich	$—	$900	$(189)	$—	$2,062
Paul J. Jones	$14,834	$15,730	$(1,336)	$—	$34,159
Harley-Davidson Financial Services Plan (1)
Lawrence G. Hund	$—	$—	$—	$—	$—

(1) Messrs. Wandell, Olin, Levatich and Jones participate in the Harley-Davidson non-qualified deferred compensation plan. Mr. Hund is eligible to participate in the Harley-Davidson Financial Services non-qualified deferred compensation plan, but has not elected to participate in such plan.

(2) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO’s salary or non-equity incentive plan compensation reported in the Summary Compensation Table.

(3) Under the Harley-Davidson plan, the company matches up to 50 percent of employee deferred compensation plan contributions (including contributions to the company’s 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers (“Matching Contribution”) for individuals hired prior to August 1, 2006. For employees hired after August 1, 2006, the match is up to 75% on the first six percent of cash compensation that an executive defers. In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Salaried Pension Plan during the same period may receive an additional employer contribution of four percent of their eligible pay (“Retirement Contribution”). The total amount of such employer contributions that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to the NEO’s 401(k) account. Retirement Contributions made in the last fiscal year (2011) relate to employee contributions and eligible pay for the preceding year (2010). We reflect these contributions as a component of all other compensation in the Summary Compensation Table.

(4) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(5) The total amount of executive and registrant non-qualified deferred compensation plan contributions for 2009, 2010 and 2011 (included in the aggregate deferred compensation balance above) that has also been included as compensation in the Summary Compensation Table is as follows: Mr. Wandell—$133,418, Mr. Olin—$374,357, Mr. Levatich—$1,750, Mr. Hund—$0 and Mr. Jones—$35,231.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

Change in Control

We have entered into a Transition Agreement with Messrs. Wandell, Olin, Levatich and Hund. The Transition Agreement provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis—Transition Agreements” beginning on page 55. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change in control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change in control). All other restricted stock awards and option grants that we made under our 2009 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2011. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Lawrence G. Hund	Paul J. Jones
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$10,237,500	$3,234,000	$4,788,000	$3,312,000	$—
Interrupted Bonus (b)	$2,340,090	$535,020	$945,000	$623,000	$—
Retirement Benefits (c)
Pension Plans (d)	$—	$871,000	$1,796,000	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$263,250	$—	$—	$27,000	$—
Retiree medical	$—	$—	$—	$—	$—
Total	$263,250	$871,000	$1,796,000	$27,000	$—
Other Benefits (c)
Health & Welfare	$81,192	$64,887	$48,318	$50,208	$—
Outplacement	$30,000	$30,000	$30,000	$30,000	$—
Perquisites	$88,800	$60,900	$88,800	$60,900	$—
Tax Gross-Ups	$—	$—	$—	$—	$—
Total	$199,992	$155,787	$167,118	$141,108	$—
Equity (f)(g)
Restricted Stock	$6,475,172	$316,259	$663,459	$983,489	$—
Unexercisable Options	$4,084,644	$636,358	$964,581	$806,720	$—
Total	$10,559,816	$952,617	$1,628.040	$1,790,209	$—
Total	$23,600,648	$5,748,404	$9,324,158	$5,893,317	$—
EARNED COMPENSATION (payment not contingent on termination)
Equity (g)(h)
Long-term Cash	$1,435,738	$148,018	$313,699	$272,371	$—
Restricted Stock	$—	$646,564	$1,259,505	$—	$471,143
Unexercisable Options	$—	$300,068	$409,191	$—	$495,333
Total	$1,435,738	$1,094,650	$1,982,395	$272,371	$966,476
Total	$1,435,738	$1,094,650	$1,982,395	$272,371	$966,476
GRAND TOTAL	$25,036,386	$6,843,054	$11,306,553	$6,165,688	$966,476

Footnotes to Change in Control Table

(a) For each NEO that is a party to a Transition Agreement, the cash severance reflects the product of three times the sum of the NEO’s highest annual base pay in the preceding five years plus the higher of the NEO’s bonus opportunity (at target) for the year in which the change in control event occurs or the highest annual bonus in the preceding five years.

(b) For each NEO that is a party to a Transition Agreement, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2011 or the actual bonus earned in 2010 on the assumption that the actual bonus for 2011 would not have been determined had the change in control occurred December 31, 2011. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the Corporate STIP upon a change of control.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. Under the Transition Agreements with Messrs. Wandell, Olin, Levatich and Hund, to the extent that payments to these executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) We calculated the present values of qualified and nonqualified pension plan benefits using the same actuarial assumptions that we used for the Pension Benefits Table.

(e) Pursuant to Transition Agreements with Mr. Wandell and Mr. Hund, because they are not eligible to participate in our defined benefit pension plan, they are entitled to certain other benefits upon a termination following a change in control in a manner that entitles them to cash severance. Mr. Wandell is entitled to an amount equal to the employer retirement contribution that would have been made under our qualified and nonqualified defined contribution plans if his employment had continued for three additional years (but not beyond age 65). The employer retirement contribution is 4% of base salary and annual bonus paid during the calendar year preceding the year of the change in control or the year of termination, whichever is more beneficial to Mr. Wandell. We calculated the estimated payment amount based upon Mr. Wandell’s annual salary rate and full-year target bonus amount as of December 31, 2011. Mr. Hund is entitled to the value of three years of the company contribution to the Harley-Davidson Financial Services 401(k) Plan, which is the maximum of $9,000 per year.

(f) For each NEO, amounts reflect the value of restricted stock and unvested options awards that become vested upon a termination following a change in control. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements.

(g) We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock held by each NEO based upon the aggregate market value of such shares. We used a price of $38.87 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 30, 2011, as reported by the New York Stock Exchange.

(h) For each NEO, amounts reflect the target value of cash long-term incentive awards and the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the cash long-term incentive awards upon a change of control. Equity awards that we made to Messrs. Wandell, Levatich, Hund and Olin under our 2009 Incentive Stock Plan do not vest upon a change in control (but may become vested if we terminate the executive’s employment for any reason other than cause within two years after a change in control). Because Mr. Jones is not a party to a Transition Agreement, equity awards that we made to him under our 2009 Incentive Stock Plan will vest upon a change in control without regard to termination of employment resulting from such change in control.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Six months after the date of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary. Each Severance Benefits Agreement ceases to be applicable if the Transition Agreement for the executive becomes effective.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect estimates of the cost of providing the medical, dental and vision coverage, the value to the NEO of life insurance coverage (based on tables used for tax purposes) and reimbursement for taxes related to that value.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled under our stock, 401(k), compensation, pension and deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2011. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Larry G. Hund	Paul J. Jones
Cash Severance	$975,000	$490,000	$570,000	$460,000	$375,000
Other Benefits
Health and Welfare	$13,656	$18,684	$13,500	$16,652	$18,428
Continuation of Life Insurance	$13,408	$2,945	$2,606	$84	$1,377
Total	$1,002,064	$511,629	$586,106	$476,736	$394,805

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (in general, for reasons other than death, disability or cause) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the Human Resources Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, for certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares under that award will automatically vest upon retirement. As we disclose in the table above that presents the amounts payable to each NEO upon a change in control, certain restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2011. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $38.87 per share to determine market value, which was the closing price of our common stock on December 30, 2011, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement(1)	Death or Disability	Termination by Company(2)
Keith E. Wandell	$1,581,620	$3,740,471	$1,581,620
John A. Olin	$—	$760,948	$—
Matthew S. Levatich	$—	$1,454,416	$—
Lawrence G. Hund	$484,349	$573,152	$484,349
Paul J. Jones	$—	$275,624	$—

(1) Mr. Hund is the only NEO who was eligible to retire on December 31, 2011.

(2) While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO other than Mr. Hund dies while he is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO (other than Mr. Hund) is entitled to three times annual base pay in the event of his death while he is actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO other than Mr. Hund, we report premiums that we paid for this life insurance as part of All Other Compensation in the Summary Compensation Table. Mr. Hund and other employees of HDFS are not entitled to this benefit, but Mr. Hund participates on the same terms as other HDFS salaried employees in HDFS’ group life insurance. In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.

Under the form of our Transition Agreement with Messrs. Wandell, Levatich and Olin, if the NEO’s death occurs during employment, then no benefits are payable under the Transition Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change in control entitles the NEO’s estate to a cash payment, then health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g) (4)	Total (h)
Barry K. Allen	$120,000	$100,000	$—	$—	$—	$—	$220,000
R. John Anderson	$100,000	$100,000	$—	$—	$—	$—	$200,000
Richard I. Beattie	$115,000	$100,000	$—	$—	$—	$—	$215,000
Martha F. Brooks	$110,000	$100,000	$—	$—	$—	$—	$210,000
George H. Conrades	$100,000	$100,000	$—	$—	$—	$—	$200,000
Judson C. Green (5)	$105,000	$100,000	$—	$—	$—	$—	$205,000
Donald A. James	$100,000	$100,000	$—	$—	$—	$—	$200,000
Sara L. Levinson	$100,000	$100,000	$—	$—	$—	$—	$200,000
N. Thomas Linebarger	$105,000	$100,000	$—	$—	$—	$—	$205,000
George L. Miles, Jr.	$105,000	$100,000	$—	$—	$—	$—	$205,000
James A. Norling	$120,000	$100,000	$—	$—	$—	$—	$220,000
Jochen Zeitz	$115,000	$100,000	$—	$—	$—	$—	$215,000

(1) Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2011 was $60,000 for Barry Allen; $100,000 for R. John Anderson; $57,500 for Richard I. Beattie; $55,000 for Martha F. Brooks; $100,000 for George H. Conrades; $100,000 for Donald A. James; $105,000 for N. Thomas Linebarger; and $57,500 for Jochen Zeitz.

(2) In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in February 2011. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until the later of September 2014 or five years after the date of election as a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 19 of our financial statements included in our 2011 Annual Report on Form 10-K for additional information related to the company’s stock awards.

(4) Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of stock on the date of grant and vested immediately. The following directors have option awards outstanding to purchase the number of shares noted: Barry K. Allen 1,800, Richard I. Beattie 1,800, George H. Conrades 1,800, Donald A. James 1,800, Sara L. Levinson 1,800 and James A. Norling 1,800.

(5) Effective October 31, 2011, Judson C. Green, resigned from the Board. At that time, the Board acted to decrease its size from thirteen persons to twelve persons.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $100,000 in fiscal 2011. Mr. Allen received an additional $20,000 for his service as the Chairman of the Board. For serving as the chairperson of the Human Resources, Nominating or Sustainability Committees, a non-employee director received an additional annual retainer fee of $10,000. The Chairperson of the Audit Committee received an additional $20,000 annual retainer fee and other members of the Audit Committee received an additional $5,000 annual retainer fee in recognition of their Audit Committee service. Directors who are our employees (currently Mr. Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2011, the size of that grant was equal to the number of shares of common stock having a value of $100,000 for all directors.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock or share units.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual Financial STIP incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. Our annual Leadership STIP rewards our executives on achievement of individual strategic and leadership goals. The annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking.

The other major component of our executive officers’ compensation is long-term incentives through a mix of stock options, restricted stock and long-term cash incentive awards that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking. The value of the equity-based awards is tied to our stock price, and long-term cash incentive awards are subject to maximum payouts. In addition, grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the Financial and Leadership STIP plans, which focuses behaviors on broad-based financial performance of the company as a whole, the Motor Company and HDFS as well as leadership behaviors, and the structure of the long-term incentive program, which rewards individuals for share price appreciation and performance relative to strategic goals, achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not provide incentives for participants to engage in making risky decisions in their management of the business.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2011 Human Resources Committee of the Board of Directors

R. John Anderson

Martha F. Brooks, Chairperson (as of May 2011)

George H. Conrades (Chairperson, January through April 2011)

Sara L. Levinson

Jochen Zeitz (January through April 2011)

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.

In furtherance of Harley-Davidson’s commitment to sustainability, in April 2011 upon recommendation of the Nominating Committee, the Board of Directors approved the formation of the Sustainability Committee to provide oversight, advice and assistance to the Board and to the company’s management in developing, implementing and monitoring policies, practices and strategies that will foster the sustainable growth of Harley-Davidson on a global basis.

We have a Code of Business Conduct that applies to all of our employees, officers and Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct. We also have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved. The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the four committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board’s committees and the Directors. In addition, the Nominating Committee reviews the CEO’s performance and reviews and approves the CEO’s compensation, as recommended by the Human Resources Committee.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Corporate Governance Principles and Board Matters—Independence of Directors” and the “Certain Transactions” sections. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2011 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen

R. John Anderson

Richard I. Beattie, Chairperson

Martha F. Brooks

George H. Conrades

Sara L. Levinson

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling

Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson’s financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of five members, three of whom (Messrs. Linebarger, Miles and Zeitz) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

The company has a Financial Code of Ethics, which has been signed by the following: Harley-Davidson’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson’s Disclosure Committee.

Harley-Davidson’s internal audit function continues to perform an essential role in Harley-Davidson’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Audit Committee and ultimately the Board and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are accountable to the Audit Committee and to the Board. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm. However, the Audit Committee will seek shareholder ratification of its choice of independent auditors at Harley-Davidson’s annual meeting of shareholders. In 2011, the Audit Committee discussed the following with Harley-Davidson’s independent registered public accounting firm: (i) their independence from management and Harley-Davidson and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including Harley-Davidson’s system to monitor and manage business risk.

In December 2011, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2011.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2011. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2011 was audited by Ernst & Young LLP, Harley-Davidson’s independent registered public accounting firm for the 2011 fiscal year.

The Audit Committee has reviewed and discussed Harley-Davidson’s audited financial statements for the 2011 fiscal year with management as well as with representatives of Ernst & Young LLP.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) AU Section 380, Communications with Audit Committees. The Audit Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2011 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2011 fiscal year for filing with the SEC.

2011 Audit Committee of the Board of Directors

Richard I. Beattie

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling, Chairperson

Jochen Zeitz (as of May 2011)

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2013 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 26, 2012.

A shareholder who otherwise intends to present business at the 2013 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2013 annual meeting that complies with the Restated Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2013 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 26, 2012, we must receive notice of a proposal for shareholders to consider at the 2013 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 25, 2013.

If we receive the notice after January 25, 2013, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2013 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2013 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2013 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by email at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Jones
Secretary

Milwaukee, Wisconsin

March 26, 2012

HARLEY-DAVIDSON, INC. 3700 W. JUNEAU AVENUE MILWAUKEE, WI 53208	Electronic Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42622-P20455-Z57157	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HARLEY-DAVIDSON, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A.	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, and FOR Proposal 3.				☐	☐	☐
1.	Election of Directors
	Nominees:
	01)	Barry K. Allen	07)	Sara L. Levinson
	02)	R. John Anderson	08)	N. Thomas Linebarger
	03)	Richard I. Beattie	09)	George L. Miles, Jr.
	04)	Martha F. Brooks	10)	James A. Norling
	05)	George H. Conrades	11)	Keith E. Wandell
	06)	Donald A. James	12)	Jochen Zeitz

									For	Against	Abstain
2.	Approval, by advisory vote, of the compensation of our named executive officers								☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors								☐	☐	☐

For address changes and/or comments, please check this box and write them on the back of this card where indicated.							☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report, Form 10-K and Electronic Access Letter are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M42623-P20455-Z57157

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 28, 2012 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints John A. Olin and Paul J. Jones and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 8, 2012 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 28, 2012 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Olin and Jones are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (I) the listed director nominees (Proposal 1); (II) approval, by advisory vote, of the compensation of our named executive officers (Proposal 2); and (III) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors (Proposal 3).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

IMPORTANT NOTICE AND VOTING INSTRUCTIONS

2012 ANNUAL MEETING OF SHAREHOLDERS OF HARLEY-DAVIDSON, INC.

TO BE HELD AT THE HARLEY-DAVIDSON MUSEUM,

400 WEST CANAL STREET, MILWAUKEE, WISCONSIN,

ON SATURDAY, APRIL 28, 2012 AT 10:30 A.M CENTRAL TIME

PROXY MATERIALS AND ANNUAL REPORT ARE AVAILABLE

Dear Shareholder:

Previously, on your Harley-Davidson, Inc. proxy card, you consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2012 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2011 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2012 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To access the Proxy Statement and Annual Report g Please visit www.proxyvote.com.

There are three ways to vote your Shares:

1. To vote your Shares over the Internet, please visit: www.proxyvote.com and then follow the voting instructions. Follow the instructions on the enclosed Proxy Card.

2. You may vote by telephone using the number (800) 690-6903 (within the United States or Canada). Follow the instructions on the enclosed Proxy Card.

3. You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone or Internet). Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on April 27, 2012.

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations by: (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.

The Annual Meeting will be held for the following purposes:

1. To elect twelve directors to the Board of Directors;

2. To approve, by advisory vote, the compensation of our named executive officers;

3. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2012; and

4. To take action upon any other business as may properly come before the 2012 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2012 Annual Meeting.

E-mail notice regarding electronic delivery of proxy materials sent by Broadridge Financial Solutions, Inc. to company shareholders who have consented to receive proxy materials by electronic delivery

PROXYVOTE.COM

You received this e-mail because our records show that you have expressly consented to receive HARLEY-DAVIDSON, INC. communications and vote by proxy via the Internet.

Important Notice Regarding Availability of Proxy Materials

2012 HARLEY-DAVIDSON, INC. Annual Meeting of Shareholders

MEETING DATE: April 28, 2012

RECORD DATE: March 8, 2012

CUSIP NUMBER: 412822108

This e-mail represents all shares in the following account(s):

*** PRINT OPTIONS ARE NOT SET NO SUMMARY PROCESSING INFO WILL BE DISPLAYED ***.

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Note: If your e-mail software supports it, you can simply click on the above link.

To access ProxyVote.com, you will need your four digit PIN:

—	Your PIN is the last four digits of your Social Security number.

—	If you are a shareholder who consented to receive proxy materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

—	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com

Internet voting is accepted up to 11:59 p.m. (ET) on April 27, 2012.

To view the documents below, you may need Adobe Acrobat Reader. To download the Adobe Reader, click the url address below:

http://www.adobe.com/products/acrobat/readstep2.html

The relevant supporting documentations can also be found at the following Internet site(s):

Proxy Statement

https://materials.proxyvote.com/document/unavailable

10-K Report

https://materials.proxyvote.com/document/unavailable

Annual Report

https://materials.proxyvote.com/document/unavailable

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations department : (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:

M012345678901

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